UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
☒	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Ulta Beauty, Inc.

(Name of Registrant as Specified In Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed to amend Ulta Beauty, Inc.’s (the “Company”) definitive proxy statement for its 2026 Annual Meeting of Stockholders (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on April 22, 2026. The Amendment corrects a scrivener’s error in Appendix C to the Proxy Statement, which includes the text of the proposed 2026 Ulta Beauty, Inc. Incentive Award Plan (the “Plan”).

Proposal Six of the Proxy Statement details the proposed Plan and requests approval of the Plan and the issuance of up to 5,001,201 shares thereunder which is comprised of 3,500,000 newly-authorized shares and 1,501,201 shares remaining under the Company’s existing Amended and Restated Ulta Beauty, Inc. 2011 Incentive Award Plan as of April 13, 2026.

No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement.

This Amendment does not change the proposals to be acted upon at the 2026 Annual Meeting of Stockholders, which are described in the Proxy Statement. If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.

AMENDMENT TO PROXY STATEMENT

In connection with Proposal Six (Approval of the 2026 Ulta Beauty, Inc. Incentive Award Plan), the text of the definition of “Overall Share Limit” in the Plan which is set forth in Appendix C, found on page C-16 of the Proxy Statement, is amended and restated as marked below to include the remaining shares available for issuance under the Company’s Amended and Restated 2011 Ulta Beauty, Inc. Incentive Award Plan as described and disclosed in Proposal Six:

“Overall Share Limit” means the sum of (a) 3,500,000 Shares, plus (b) the number of Shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of March 26, 2026, plus (c) any Shares that are subject to Prior Plan Awards which become available for issuance under the Plan pursuant to Article IV minus (d) any Shares subject to awards under the Prior Plan that are granted after March 26, 2026 and before April 13, 2026.